EXHIBIT 99.1

January 2014

From the Desk of Randy M. Griffin,
Chairman and CEO of Armada Oil, Inc.

Dear Armada Shareholder,

I want to take this opportunity to personally thank you for your ongoing support of the company and to provide you with an update on our progress.  As you know, the company completed a business combination transaction in March 2013 with Mesa Energy, Inc.  That combination significantly broadened the asset base of the company, providing a higher level of critical mass from which to pursue additional opportunities from both an operating and a financing perspective.  As with any business transaction, some of the anticipated results turned out as expected and others didn’t work out exactly as anticipated.  However, as we move into 2014, we feel very good about the net benefits of the combination and how it has positioned us for future growth.

From a fundamental point of view, our efforts in 2013 were devoted to finalizing, absorbing and accounting for the business combination, divesting non-core properties and unfavorable agreements, consolidating the operation of core properties and streamlining our business management systems, including the implementation of new accounting and land management software.  We have assembled a great staff and have laid the foundation needed to manage future growth.

During the last quarter of 2013, we focused our efforts on negotiating and closing an asset reallocation transaction that is transformational in nature and represents a major step forward for the Company.  As a result of the additional financial resources made available by this transaction, we expect to increase production and reserves and further diversify our asset base by acquiring additional producing properties and through further drilling and development of our current acreage positions.  The transaction had no debt component and was non-dilutive, with no stock or warrants being issued.

The financing package included a total potential funding commitment of $17,500,000 in three tranches, with a firm initial commitment of $12,950,000.  Tranche A, in the amount of $6,250,000, which has been funded, is earmarked for the acceleration of development in the Company’s south Louisiana operating area.  Tranche B, in the amount of $6,700,000, is expected to be funded on or prior to March 31, 2014 and is planned to be used for the acquisition of a producing property and/or for additional drilling in Oklahoma.  Tranche C, in the amount of $4,550,000, is not yet a firm commitment, but is slated to be used to drill an initial horizontal Niobrara well in the Company’s Anadarko farmout acreage position in Carbon County, Wyoming.  However, because Tranche C is discretionary and subject to due diligence on the part of the funder, we cannot assure you that Tranche C will be funded.

5220 Spring Valley Rd • Suite 615 • Dallas, Texas 75254 • 972.490.9595
www.armadaoil.us

This transaction required that we divest a significant portion of our ownership interest in our south Louisiana properties.  These properties have performed well and have significant growth potential that we believe can now be better realized with the infusion of additional capital provided by our new partner.  Although giving up a portion of the ownership of the south Louisiana properties was an agonizing decision, we expect the infusion of new capital into these properties to result in a significant increase in production and reserves which should at least partially offset the reduction in ownership interest.  We ultimately concluded that giving up a portion of our ownership in south Louisiana in return for capital to acquire additional assets and to accelerate drilling in areas viewed more enthusiastically by the public markets is a move that should significantly improve our growth potential going forward.

The confidentiality restrictions we were under during the negotiation of the transaction prevented us from being able to provide information to the public and to you as shareholders.   Silence is never a good thing from a public markets point of view.  However, we are past that stage now and expect to embark early in 2014 on an active marketing campaign in an effort to spread the word about the progress we are making and to broaden the appeal of our stock.  That effort will be primarily the responsibility of Jim Cerna, our President, with my support as needed.

In addition to supporting Mr. Cerna with our marketing initiative, my focus in early 2014 will be on acquiring a producing property and accelerating our drilling program.  My goal for this period is to establish new joint venture or project financing relationships for the purpose of expanding and accelerating our resource play acreage positions and drilling activities.

I cannot over-emphasize the significance of our recent transaction.  We have a great team and solid corporate infrastructure in place.  The stage is set for a significant step forward in 2014 and I believe that new opportunities resulting from this transaction will lead to significant growth in shareholder value.

I invite you to review our recent filings and press releases in order to better evaluate Armada Oil’s potential.  For additional information, please visit our website at www.armadaoil.us.

Again, thank you for your support and I hope you have a happy and prosperous 2014!

Sincerely,

/s/Randy M. Griffin
Randy M. Griffin
Chairman and CEO
Armada Oil, Inc.

5220 Spring Valley Rd • Suite 615 • Dallas, Texas 75254 • 972.490.9595
www.armadaoil.us